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                                                                     EXHIBIT 5.1

                         [BAKER BOTTS L.L.P. LETTERHEAD]


May [   ], 2003

Liberty Media Corporation
12300 Liberty Boulevard
Englewood, Colorado 80112

                  Re:   Liberty Media Corporation Registration
                        Statement on Form S-4

Ladies and Gentlemen:

As counsel for Liberty Media Corporation, a Delaware corporation ("Liberty Media"), we have examined and are familiar with the registration statement on Form S-4, File No. 333-_________ (the "Registration Statement"). The Registration Statement relates to registration under the Securities Act of 1933, as amended (the "Act"), of 1,456,285 shares of Liberty Media's Series A common stock, par value $.01 per share (the "Shares"), in connection with the merger (the "Merger") of an indirect wholly owned subsidiary of Liberty Media with and into Ascent Media Group, Inc., a Delaware corporation ("Ascent"), pursuant to
Section 253 of the Delaware General Corporation Law. The Merger is described in the notice/prospectus (the "Notice/Prospectus") included in the Registration Statement to which this opinion is an exhibit.

In rendering this opinion, we have examined, among other things, originals, certified copies or copies otherwise identified to our satisfaction as being copies of originals, of the Restated Certificate of Incorporation, as amended, and Bylaws of Liberty Media, records of proceedings of Liberty Media's Board of Directors, including committees thereof, with respect to the Merger, the filing of the Registration Statement and related matters, the Agreement and Plan of Contribution and Merger, dated as of May 8, 2003 (the "Agreement and Plan of Contribution and Merger"), among Liberty Media, Liberty LWR, Inc., a Delaware corporation, Amethyst Merger Sub, Inc., a Delaware corporation, and Ascent Media Debt, Inc., a Delaware corporation, and such other documents, records, certificates of public officials and officers of Liberty Media as we deemed necessary or advisable for the purpose of rendering this opinion. We have assumed the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed or reproduction copies.

Based upon the foregoing, we are of the opinion that (i) the Shares have been duly authorized and (ii) upon the issuance of Shares in the Merger as described in the Notice/Prospectus at the effective time of the Merger in accordance with the terms and conditions of the Agreement and Plan of Contribution and Merger, such Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us contained therein under the heading "Legal Matters." In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

 /s/  Baker Botts L.L.P.
---------------------------
Baker Botts L.L.P.